Exhibit 10.1

LORILLARD TOBACCO COMPANY
SENIOR EXECUTIVE SEVERANCE PAY PLAN
Effective as of May 1, 2006,
as amended effective November 1, 2007
Lorillard Tobacco Company (the “Company”) hereby establishes this Senior Executive Severance Pay Plan (the “Plan”) for eligible senior executive employees of the Company (excluding its Chief Executive Officer (the “CEO”)) who terminate employment under the circumstances described below. The Plan is effective as of May 1, 2006, as amended effective November 1, 2007.
The Plan is set forth in the form of the following Questions & Answers. These Questions & Answers address many questions that you may have about the Plan. If you have any questions that are not answered, please contact William Crump at (336) 335-7000.
A. Eligibility Rules
1.	What are the eligibility rules?
     In general, you are eligible, and will receive benefits under the Plan, if you:
•	Are a senior executive of the Company designated by the CEO as eligible for benefits under this Plan (the list of eligible executives is set forth on Exhibit A, as amended from time to time (but subject to C.3 below) in the sole discretion of the CEO);

•	(a) voluntarily Terminate for Good Reason; or (b) are involuntarily Terminated by the Company other than for Cause; and

•	Comply with A.2 below, including the signing of the required Release.
     For purposes of the Plan, the following terms have the following meanings:
“Base Salary” means the greater of your actual annual base salary, exclusive of incentive bonuses or any other payments, as of the Effective Date or as of any time after the Effective Date.
“Cause” means Termination by the Company for: (i) any malfeasance in office or other similar violation of your duties and responsibilities; (ii) violation of express instructions or any specific Company policy which materially affects the business of the Company; or (iii) any unlawful act which, in the reasonable judgment of the CEO, harms the reputation of the Company or otherwise causes significant injury to the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations and guidance issued thereunder. References to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.
“Current CEO” means Martin L. Orlowsky.
“Disability” means you are either: (i) entitled to long term disability benefits under the Company’s long-term disability plan or (ii) determined to be totally and permanently disabled by the Social Security Administration.
“Effective Date” means May 1, 2006 with respect to those named on Exhibit A as of that date. If you are added to the list in Exhibit A after that date, the Effective Date is the date the CEO directs your addition to the list on Exhibit A in writing.

“Good Reason” means the occurrence of any of the following:
(1) the assignment to you of any duties inconsistent in any respect with your title, authority, duties or responsibilities as in effect on or after the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; or
(2) a failure by the Company to comply with any of the following provisions: (a) not to reduce your Base Salary; (b) to amend, modify or terminate this Plan (or Exhibits A and B) in a manner not permitted by C.3; or (c) to permit you to participate in all incentive, bonus, savings and retirement benefit plans, practices, policies and programs applicable generally to other peer executives of the Company. However, an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you does not constitute Good Reason under this paragraph (2).
Good Reason does not include your death, your Disability, or your removal from the list of eligible executives set forth in Exhibit A (if so permitted under C.3). Your failure to provide timely notice of any event otherwise constituting Good Reason will permit the Company to effect a cure, if such cure is possible, and will waive your right to assert Good Reason if a cure by the Company would have been possible had notice been given timely, but no longer is possible.
“Separation Date” means the day your employment Terminates, as designated by the Company.
“Severance Amount” means an amount equal to twice your Base Salary on your Separation Date (determined without regard to any decrease giving rise to a Termination for Good Reason). In determining your Base Salary for this purpose, any performance/merit reviews that are pending or in process as of your Separation Date will not be taken into account.
“Termination” and its variants mean a termination of employment with the Company and all its subsidiaries and affiliates that constitutes a “separation from service” under Treasury Regulation Section 1.409A-2(h). The Company and you both agree that it is intended that you will perform no further services for the Company following the effective date of your separation.
2.	What must I do to receive severance benefits?
If you are listed in Exhibit A, and if you voluntarily Terminate for Good Reason or if you are involuntarily Terminated other than for Cause, you will receive severance benefits under this Plan provided that you:
•	Sign (and not revoke) a release agreement satisfactory to the Company (the “Release”). Such Release will be presented to you at the time you become eligible to receive severance benefits under the Plan and, as of May 1, 2006, is in the form set forth in Exhibit B. Subject to C.3, the Company reserves the right to modify the terms of the form Release set forth in Exhibit B at its discretion;

•	Return any financial advances and Company property that you may have by your Separation Date; and

•	Reconcile your expense account and repay any Company loans in full by your Separation Date.

3.	Will I receive severance benefits if I voluntarily Terminate other than for Good Reason or if I am Terminated for Cause?

No. If you voluntarily Terminate your employment other than for Good Reason, or if you are Terminated for Cause, you will not be eligible for severance benefits under this Plan. Your failure to return from a vacation or an approved leave of absence will be considered a voluntary Termination on your part other than for Good Reason.

4.	Are there other situations in which my employment Terminates and I will not receive benefits under this Plan?

Yes. You will not receive benefits under this Plan if you die while employed or if you Terminate on account of Disability or retirement.
B. Severance Benefits
1.	What are the severance benefits if I am Terminated without Cause or if I Terminate for Good Reason?
Subject to B.5 below, if you satisfy the requirements discussed above:
•	The Company will pay you the Severance Amount in equal bi-monthly installments over a period of thirty-six (36) months commencing on the first payroll date after your execution, and acceptance by the Company, of a Release and the expiration of any revocation period set forth in the Release, with subsequent bi-monthly installments paid in accordance with the Company’s regular payroll practice. However, payment of the Severance Amount will cease should you begin to receive retirement benefits under the Company’s pension plan within that 36-month period.

•	You will receive as a severance benefit hereunder, but only to the extent not paid pursuant to the terms of the Lorillard Management Incentive Plan, the Lorillard Executive Incentive Plan or any successors thereto (collectively, the “MIP”), an amount equal to what you would have received under the MIP with respect to the year in which you Terminate had you: (i) remained employed throughout the entire year on the same terms as in effect before the event resulting in your Termination; and (ii) been credited with the full amount of the incentive compensation for which you were eligible under the MIP for that year. Such payments shall be made on the normal payment date(s) under the MIP with respect to that year as if you had not incurred a Separation Date.

Under the MIP as in effect on May 1, 2006, incentive compensation is determined in December for the year ending in December and deemed earned at that time. One-half of any incentive compensation earned in that year is paid in December of the year earned and the other half is paid in December of the following year, assuming you remain employed by the Company through that following December. Thus, by way of example only, assume that the MIP as in effect on May 1, 2006 continues without amendment and you are Terminated by the Company in July 2006 without Cause. To the extent not paid pursuant to the MIP, you will receive pursuant to this Plan: (i) in December 2006, the remainder of your 2005 incentive compensation earned in December 2005 with interest thereon and one-half of your 2006 incentive compensation (as if you had remained employed throughout 2006 and received the full award for which you were eligible in 2006); and (ii) in December 2007, the remainder of your 2006 incentive compensation earned in December 2006 with interest thereon (as if you had remained employed throughout 2007 and received the full award for which you were eligible in 2006, but with no award for 2007).

•	As long as (i) you are receiving payments of the Severance Amount hereunder and (ii) you have not accepted employment elsewhere which offers health benefits substantially similar to the Company’s health benefits, the Company will pay you a monthly benefits payment (the “Benefits Payment”).

The Benefits Payment will be equal to the total monthly COBRA premium for coverage of you and your COBRA-eligible dependents under the Company’s health plan, as of the date of your Termination, but “grossed-up” for taxes (using an effective tax rate of 35%). The Benefits Payment will be made on the first day of each month, commencing on the first day of the month following your execution and acceptance by the Company, of a Release and the expiration of any revocation period set forth in the Release. However, the Benefits Payment will cease should you begin to receive retirement benefits under the Company’s pension plan or if you begin benefits under the Company’s retiree medical plan.

•	The Company will provide and pay for reasonable outplacement services actually used by you until such time as you accept other employment, but in no event for more than twenty-four (24) months. The Company will work with you to select the outplacement firm.
The Severance Amount and the other benefits provided herein will be in lieu of any other severance benefits provided under any Company plans, practices, policies, programs or agreements, whether now existing or hereafter adopted. Also, the Company will pay you in a lump sum in cash within 30 days after the Separation Date, to the extent not theretofore paid, an amount equal to the sum of: (i) your Base Salary through the Separation Date and (ii) any accrued vacation pay through the Separation Date, both amounts calculated without regard to any decrease giving rise to a Termination for Good Reason. All options held by you under the Loews’ Carolina Group 2002 Stock Option Plan (or successor thereto) will be exercisable in accordance with the terms of that plan, as amended from time to time. See C.2 below as to other Company benefits.
You are not required to mitigate the amount of any payments made under this Plan by seeking other employment.
2.	What are the severance benefits if I Terminate due to Disability or Death, or if I die after my Termination?
If you Terminate due to Disability or death, the Plan will not provide any benefits. Instead, you or your dependents will be entitled to any benefits due under the specific terms of any Company plan, practice, policy or program for which you or your dependents, as the case may be, are eligible.
If you voluntarily Terminate for Good Reason or are involuntarily Terminated without Cause and you die after your Release is executed and the revocation period has expired, your estate will be paid the full amount of any unpaid portion of the Severance Amount and the Benefits Payment as soon as practicable, but not later than the 60th day, following your death. Similarly, if you voluntarily Terminate for Good Reason or are involuntarily Terminated without Cause and you die before your Release is executed or the revocation period has expired, then if your estate executes and does not revoke a Release (or does not revoke the Release you executed, as the case may be), your estate will be paid the full amount of the Severance Amount and the Benefits Payment as soon as practicable, but not later than the 60th day, following your death. In either case, your estate will be paid the severance benefit in lieu of the MIP, as described in B.1 above, in the first December following your death.
3.	When will I receive my severance benefits?
Severance generally will begin to be paid to you following the expiration of the revocation period, if any, set forth in the Release; e.g., the Release may provide for a 7-day revocation period. You will not be paid severance until after the revocation period has expired and the Release becomes effective and enforceable. Please note that you cannot sign your Release prior to your Separation Date.
However, If you are a “specified employee,” as defined under Code Section 409A, at the time of your Termination, then to the extent required under Code Section 409A the benefits to which you would otherwise be entitled in the first six months following your Separation Date will be accumulated, will accrue interest at the rate provided in Code Section 1274(b)(2)(B) and will be paid as of the first payroll date in the seventh month following your Separation Date.
4.	What about my Indemnification and D&O Insurance?
You will be entitled to indemnification for acts through the Separation Date under the terms of the Company’s Certificate of Incorporation as in effect on the Separation Date, regardless of later amendments to such Certificate of Incorporation (other than amendments required by applicable law), unless the indemnification provided under such amendments is more favorable to you. Also, the Company will maintain on your behalf liability insurance coverage (commonly known as “D&O coverage”) comparable to that in effect as of the Separation Date, covering acts through the Separation Date.
5.	Are there any limitations on my Severance Benefits?
Yes, there may be a limitation if your Termination occurs in connection with a “change in control” of the Company, as defined under Code Section 280G. In case of such a “change in control,” on advice of its independent public accountants or of its counsel, the Company may determine that part or all of the benefits to be paid to you pursuant to this Plan, together with other amounts of compensation due from the Company, constitute “parachute payments” as defined under Code Section 280G(b)(2) (collectively, the “Parachute Amount”). In that event, if: (i) the benefits under this Plan are considered to be subject to Code Section 280G(b)(2) and (ii) the Parachute Amount exceeds 2.99 times your “base amount,” as defined in Code Section 280G(b)(3) (the “Base Amount”); then your benefits under this Plan: (x) will be reduced, to the extent necessary, so that your Parachute Amount is equal to 2.99 times your Base Amount; or (y) will not be paid at all if, even after total elimination of your Plan benefits, your Parachute Amount equals or exceeds 3.00 times your Base Amount.
If Plan benefits are reduced as provided above, the Company will first reduce or eliminate the Severance Amount, next reduce or eliminate the MIP replacement payments, and last reduce or eliminate other entitlements under the Plan. To the extent not reduced or eliminated, benefits will continue as provided under the Plan.
C. Other Questions
1.	When must I sign the Release?
You will be given a period of time, which will be specified in the Release, to consider whether to sign the Release and you will have a revocation period thereafter, typically 7 days, in which you may revoke the Release for any reason. In no event may you sign the Release before your Separation Date.
2.	How are my other Company benefits impacted by my Termination?
Other than the severance benefits under this Plan described above, upon your Termination, all your other benefits will end in accordance with the terms of the applicable benefit plans and documents and as otherwise required by applicable law. Further, if you are Terminated without Cause or Terminate for Good Reason, you will not be eligible for benefits under any other severance pay plan, program or policy, whether oral or written, previously adopted or applied by the Company.
3.	Can the Company change the Plan?
At any time before the Current CEO ceases to serve as CEO or after the third anniversary of the date the

Current CEO ceases to act as CEO, the Company (or a CEO with respect to any authority delegated to a CEO) reserves the right to amend, modify or terminate this Plan at any time and in any manner, in whole or in part, without advance notice to you. Notwithstanding anything to the contrary in the preceding sentence, no amendment, modification or termination of the Plan adopted after your Separation Date will affect your Plan benefits without your consent. During the three year period after the Current CEO ceases to serve as CEO, (i) the Company may not amend, modify or terminate the Plan, Exhibit A (except by action of the CEO to add executives thereto, but with no authority of the Company or the CEO to delete executives therefrom) or Exhibit B except as required to conform with applicable law or to avoid adverse tax consequences due to a change in applicable law, and (ii) any action contravening the preceding clause (i) shall not be effective for any purpose under the Plan. Further, any right to amend, modify or terminate the Plan will not include any right to amend, modify or terminate the Plan in a manner that does not comply with Code Section 409A or other applicable law.
D. Administration
1.	Who administers the Plan?
The Plan Administrator is the Company, through its Board of Directors (the “Board”). The Plan Administrator may delegate to any one or more of the Company’s employees any responsibility it may have under the Plan. The Plan Administrator, or its delegate, makes the rules and regulations necessary to administer the Plan and has the discretionary authority and responsibility to construe the terms of the Plan and to make any factual determinations under the Plan, as well as the administrative authority to determine the amount of payments and, with respect to welfare benefits, in what form such benefits will be provided. The determinations and constructions of the Plan Administrator, or its delegate, will be final, binding and conclusive as to all parties, unless found by a court of competent jurisdiction to be arbitrary and capricious. Until another designation is made by the Board, the Vice President of Human Resources is delegated the responsibility for the day-to-day administration of the Plan on behalf of the Company.
2.	If I disagree with any determination made under this Plan, including my eligibility for severance benefits or the amount of my severance benefits, who should I contact?
If you are eligible for severance benefits under this Plan, you will be notified and provided with a Release and any other forms required in connection with receipt of severance benefits.
If you disagree with a determination of your eligibility for, or as to the amount of, severance benefits under this Plan you may, within 30 days of (1) receipt of the Release, or (2) the event which you feel should have led to your eligibility for benefits under this Plan, submit a written statement to the Plan Administrator describing the basis of your claim for severance benefits, together with any documents you believe support your claim.
If any claim for severance benefits cannot be decided due to lack of sufficient information, you will be notified and given time to provide additional information to support your claim. If your claim for severance benefits is wholly or partially denied, the Plan Administrator, or its delegate, will notify you within 90 days after your claim is submitted. In special circumstances the Plan Administrator, or its delegate, may take up to an additional 90 days to consider the decision, in which case you will be notified of the extension.
Any denial of a claim will be in writing and will include: (1) the reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based); (2) if applicable, a description of any additional material or information necessary for you to complete the claim, and an explanation of why such material or information is necessary; and (3) a description of the claims review procedure, including a statement of your right to bring a civil action under ERISA following an adverse determination on appeal.
If your claim is denied, you may make a written request to the Board, within 60 days after such denial, for a review of the denial. Any such request may include a request for pertinent documents. You will be notified of the final decision of the Board within 60 days after your request for review is received. In special circumstances the Board may take up to an additional 60 days to consider its decision, in which case you will be notified of the extension. If your claim is denied upon review, the decision will be in writing and will: (1) set forth the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based); (2) include a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to your claim for benefits; and (3) include a statement of your right to bring a civil action under ERISA.
The Board’s, or its delegate’s, decision on claims will be final, binding and conclusive on all interested persons unless found by a court of competent jurisdiction to be arbitrary and capricious.
E. General Information about the Plan.
Books and Records
The Plan Administrator and others to whom duties are delegated pursuant to the Plan will keep a record of all their proceedings and actions and will maintain all such books of account, records and other data as necessary for the proper administration of the Plan.
Plan Year
The Plan’s records are kept on a calendar year basis.
Limits of Liability; Indemnification
No person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any person for any action or omission to act taken or omitted in good faith under the Plan. The Company will indemnify and hold harmless any such person against any and all claims, losses, damages, expenses or liabilities arising from any action or inaction with respect to this Plan, except in the case of such person’s willful misconduct.
Nonassignability
Except as may otherwise be required by law, neither you nor any other person has any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, nonassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person, be transferable by operation of law in the event of your or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
Notwithstanding the preceding paragraph, if you are indebted to the Company or any affiliate of the Company any time when a payment is to be made to you under the provisions of the Plan, the amount of the payment to be made to you may be reduced, as determined by the Plan Administrator, to the extent of such indebtedness. Any election not to reduce such payment will not constitute a waiver of the claim for such indebtedness.
Unfunded Plan
You have no rights under the Plan other than as an unsecured general creditor of the Company. Nothing in this Plan requires the Company to purchase assets or place assets in a trust or other entity or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan, and you will have no secured interest in or claim on any assets of the Company. The Company nevertheless may place assets in a trust pursuant to one or more trust agreements between the Company and a trustee. The assets of any such trust are subject to the Company’s general creditors, and you will have no secured interest in or claim on any such assets.
No Right of Employment
Nothing in this Plan will be construed as creating any contract of employment or conferring upon you any right to continue in the employ or other service of the Company or limit in any way the right of the Company to Terminate your employment with or without Cause.
Section Headings
The section headings and captions contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings and captions, will control.
Invalidity of Provisions
The invalidity and unenforceability of any particular provision of this Plan will not affect any other provision and the Plan will be construed in all respects as if such invalid or unenforceable provisions were omitted.
Taxes and Withholding
All severance payments and benefits under this Plan will be subject to the withholding of any employment or other taxes that the Company is required to withhold under federal, state or local law.
This Plan is intended to comply with Section 409A of the Code, which governs deferred compensation and severance pay plans; and the Plan will be interpreted, operated and administered accordingly. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payment or benefits under this Plan, including without limitation under the Code, federal, state and local laws.
Governing Law
The Plan will be governed by the laws of the State of North Carolina, as determined without regard to the conflict of law principles thereof, except to the extent such laws are preempted by ERISA. For purposes of ERISA, this Plan is intended to constitute a nonqualified, unfunded plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees. This Plan is intended to be interpreted in a manner that conforms to the requirements of Code Section 409A.